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                                                                  Exhibit 10.176

[INLAND LOGO]
Inland Real Estate Acquisitions, Inc.
2967 Butterfield Road
Oak Brook, IL 60523
Phone: (630) 218-4948 Fax: 4935
www.inlandgroup.com

[ILLEGIBLE] National Development Ltd.       REVISED: NOVEMBER 21, 2003
c/o Peter Dellaportas, Seller               REVISED: DECEMBER 4, 2003
415 N. LaSalle St., Ste. 200
Chicago, IL 60610

        Re:  Plaza Santa Fe II - Santa Fe, NM

Dear Peter:

     This letter represents this corporation's offer to purchase the Plaza Santa Fe II Shopping Center with approximately 222,411 net rentable square feet, situated on approximately 20.41 acres of land, located at the South east corner of Cerillos Road and Zafarano Blvd. See Exhibit A attached.

     The above properties shall include all the land and buildings and common facilities, as well as all personalty within the buildings and common areas, supplies, landscaping equipment, and any other items presently used on the site and belonging to owner, and all intangible rights relating to the properties. See Rider #1.

     This corporation or its nominee will consummate this transaction on the following basis:

        1. The total purchase price shall be $31,250,000.00 plus or minus prorations, to be paid at closing within 30 business days after execution of the Agreement (see Paragraph 10).

          Purchaser shall purchase the property subject to no other mortgages except a non-recourse first mortgage (the "Loan") having a 9/30/03 balance of $17,781.103.63 with an interest rate of 6.2% fixed amortized over a 25 year period with a 10 year balloon. The monthly principal and interest payment of the Loan shall be $118,185.78 which equates to an annual principal and interest payment of $1,418,229.36.

          The balance of the purchase price after the Loan (i,e.$13,468,896.37), plus or minus prorations, shall be paid in cash to seller at closing with it being understood that except as specifically provided in this Agreement purchaser's equity shall not exceed $13,468,896.37, plus or minus prorations.

          The obligations of the Seller and the Purchaser under this Agreement are conditioned upon: The first mortgagee under the Loan (the "Lender") shall approve this transaction and shall approve Inland and Inland Retail Real Estate Trust, Inc., Inland's nominee and Inland's affiliate's subsequent ownership without recourse to any (it being understood that the Loan currently has a limited guaranty (the type sometimes referred to as "carve-outs") from the Seller's principals and under no circumstances shall the Seller be obligated to proceed with this transaction if any guaranties and indemnities from the Seller and its principals are not fully released). Any fees or expenses incurred in obtaining said Lender approvals shall be paid by Seller. The Purchaser and Its parent company will execute any reasonable documentation ("loan assumption") required by the lender for the loan to be assumed by the Purchaser. The Loan shall be current and without default at closing and any and all existing real property tax, common area maintenance, and insurance reserves and impounds (collectively "Pass-through Impounds"), for the Loan shall be assigned to Purchaser without credit to Seller at closing; the Seller and the Purchaser shall reasonably cooperate with the lender for all other (i.e. other than the Pass-through Impounds) reserves and impounds (collectively, "Non-pass-through Impounds") (eg: TI, leasing, holdbacks, etc...) to be returned to the Seller. See Rider #2.

          The Plaza Santa Fe II property purchase is subject to a ground lease, requiring the owner to make payments totaling $375,000.00 annually, with increases of 15% every 10 years, with a

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Plaza Santa Fe II, Santa Fe, NM                                           Page 2
REVISED: NOVEMBER 21, 2003
REVISED: DECEMBER 4, 2003

            termination in 2080. Purchaser shall have the first right of refusal to purchase the ground lease throughout the lease term, as set forth in the ground lease.

            Purchaser shall allocate the land, building and depreciable improvements prior to closing; Seller will not accept any allocation that creates adverse tax consequences to Seller.

        2. There are no real estate brokerage commissions involved in this transaction.

        3. Seller represents and warrants (to the best of the Seller's knowledge), that the above referenced property is subleased to the subtenants described on Exhibit B on net leases covering the buildings and all of the land, parking areas, reciprocal easements and REA/OEA agreements (if any), for the entire terms and option periods. Any concessions (ie: so-called "free rent" or "tenant improvement" allowances) given to any subtenants that extend beyond the closing day shall be settled at closing by Seller giving a full cash credit to Purchaser for any and all of those concessions.

        4. Seller warrants and represents (to the best of the Seller's knowledge), that the properties are free of violations, and the interior and exterior structures are in a good state of repair, free of leaks, structural problems, and mold, and the properties are in full compliance with Federal, State, City and County ordinances, environmental laws and concerns, and no one has a lease that exceeds the lease term stated in said subleases, nor does anyone have an option or right of first refusal to purchase, nor is there any contemplated condemnation of any part of the properties, nor are there any current or contemplated assessments, except as may be shown in the title commitment to be obtained as set forth in this Agreement.

        5. Seller warrants and represents (to the best of the Seller's knowledge), that during the term of the leases the subtenants and guarantors (if any) are responsible for and pay all operating expenses relating to the properties on a prorata basis, including but not limited to, real estate taxes, REA/OEA agreements, utilities, insurance, all common area maintenance, parking lots and the buildings, etc, all as set forth in the subleases.

            Prior to closing, Seller shall not enter into or extend any agreements without Purchaser's approval and any contract presently In existence not accepted by Purchaser shall be terminated by Seller (if such contract may be terminated by its terms), but Seller may enter into subleases for any vacancies of the property and into new operating agreements (the latter may be cancelled at closing). Ten
            (10) days prior to closing Seller shall use commercially reasonable efforts to obtain and furnish Purchaser with estoppel letters acceptable to Purchaser from all subtenants, guarantors, and parties to reciprocal and/or operating easement agreements, and the ground lessor, if applicable; if all the estoppels are not obtained prior to the closing, the Purchaser may, as its sole remedy, terminate this Agreement.

        6. Seller is responsible for payment of any leasing brokerage fees or commissions which are due any leasing brokers for the existing leases stated above or for the renewal of same.

        7. This offer is subject to Seller supplying to Purchaser prior to closing a certificate of insurance from the subtenants and guarantors (if any) in the form and coverage acceptable to Purchaser for the closing. Seller's only obligation is to use commercially reasonable efforts to obtain same.

        8. It is understood that Seller has in its possession Level 1 Environmental Reports (Level 2 if required), for the subject property, which Seller will supply to Purchaser 10 days prior to closing. Seller shall have said reports, which must be acceptable to Purchaser, updated and re-certified to Purchaser at closing, all at Seller's cost, if any such report is not satisfactory to Purchaser, Seller will have no obligations to take any corrective measure; Purchaser's sole remedy will be to terminate this Agreement.

        9.  See Rider #3.

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Plaza Santa Fe II, Santa Fe, NM                                           Page 3
REVISED: NOVEMBER 21, 2003
REVISED: DECEMBER 4, 2003

        10. The closing shall occur through Chicago Title & Trust Company, in Chicago, Illinois with Nancy Castro as Escrowee, within 30 business days after execution of this Agreement, at which time title to the above properties shall be marketable; i.e., free and clear of all liens, encroachments and encumbrances, and an ALTA form B leasehold owner's title policy with complete extended coverage and required endorsements, waiving off all construction, including 3.1 zoning including parking and loading docks, and insuring all improvements as legally conforming uses and not as non-conforming or conditional uses, paid by Seller, shall be issued, with all warranties and representations being true now and at closing and surviving the closing, and each party shall be paid in cash their respective credits, including, but not limited to, security deposits, rent and expenses, with a proration of real estate taxes based (at Purchaser's option) on the greater of 110% of the most recent bill. At closing, no credit will be given to Sellers for any past due, unpaid or delinquent rents, and no credit will be given (ie: no prorations will be made) for any taxes or other expenses that are reimbursable by tenants under their leases or by Seller under the holdback provisions of section 15, below. The immediately preceding sentence notwithstanding, the Seller shall transfer to the Purchaser all escrows (for real property taxes, common area maintenance, insurance, etc) that have been collected by subtenants who do escrow, such transfer to be either by credit (for any such escrows that the Seller holds directly in its accounts) or by assignment (via the assumption agreement or otherwise for any such escrows held by the Lender); provided, however, if any escrows are held both by the Seller and by the Lender (because, for example, of the manner the loan documents are structured), appropriate adjustments will be made in order to avoid "double-counting" (i.e. the Purchaser receiving the benefit of the escrow for a subtenant twice, once through the assignment of the lender escrows and the second time either through a direct credit from the Seller, or by reimbursement from the subtenant).

        11. It is understood that the Seller has in its possession an appraisal of the property, prepared by an MAI or other qualified appraiser, acceptable to Purchaser or Purchaser's lender, if any, and shall deliver copies of such appraisal to Purchaser within 10 days of the acceptance of this offer and shall cause the appraiser to re-certify an appraised amount not less than the Purchase Price and re-issue said appraisal to, and in the name of, Purchaser or Purchaser's lender, all at Seller's cost. Seller's only obligation is to order such Appraisal and pay for it. If the Appraisal is not satisfactory to Purchaser for any reason, Purchaser's sole remedy will be to terminate this Agreement or waive its objection.

        12. Neither Seller (Landlord) or any subtenant and guarantor shall be in default on any sublease or agreement at closing, nor is there any threatened or pending litigation, otherwise as its sole remedy, Purchase may terminate this Agreement or waive its objection.

        13. Seller agrees to comply with all requirements of any Responsible Property Transfer Act only in states requiring such notice or having taxes that attach to the property post closing. Seller agrees to indemnify Purchaser for any claim made by the New Mexico Department of Revenue (or any applicable Taxing Authority) for any tax owed by Seller but claimed from the Purchaser as a result of this sale. Seller shall notify the applicable Taxing Authorities and produce the required waiver certificates or escrow funds at closing, If required, by the applicable Taxing Authority and Seller shall Indemnify Purchaser against any loss resulting from the filing of any environmental reclamation lien resulting from Seller's non-compliance with any applicable environmental law.

            Seller warrants and represents that Seller has no employees.

        14. Prior to closing, Seller shall furnish to Purchaser copies of all guarantees and warranties which Seller received from any and all contractors and sub-contractors pertaining to the property. This offer is subject to Purchaser's satisfaction that all guarantees and warranties survive the closing and are assignable and transferable to any titleholder now and in the future. Except for furnishing copies of such documents and assigning them at closing, Seller has no other obligation under this provision.

        15. This offer is subject to the properties being 100% occupied at the time of closing (except for the spaces for which holdbacks are provided, as described below), with all tenants occupying their

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Plaza Santa Fe II, Santa Fe, NM                                           Page 4
REVISED: NOVEMBER 21, 2003
REVISED: DECEMBER 4, 2003

            space, open for business, and paying full rent, including CAM, tax and insurance current, as shown on Exhibit B attached. In the event any of the properties are less than 100% occupied, then the Purchaser as its sole remedy, shall have the right to terminate this Agreement. The foregoing part of this section 15 notwithstanding, at closing there will be up to two holdbacks from the $31,250,000 price as set forth in the attached Rider #4.

            Not withstanding anything to the contrary, the purchase price of $31,250,000.00 is the Maximum Purchase price for Plaza Santa Fe II, and the Purchaser shall not be required to pay more for the center than the amount shown for the centers in Section 1 of this offer, plus or minus prorations and credits set forth in this Agreement.

        16. Fifteen (15) days prior to closing, Seller must provide a title commitment for the property as stated above and, to the extent same may be obtained, a separate current Urban ALTA/ACSM spotted survey for each property in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title surveys jointly established and adopted by ALTA and ACSM in 1999 and includes all Table A optional survey responsibilities and acceptable to Purchaser and the title company. If the Survey is not acceptable for any reason, Purchaser may terminate this Agreement or waive the requirement.

        17. See Rider #5.

        18. Seller agrees to immediately make available and disclose all information that Purchaser reasonably needs to evaluate the above properties, including all inducements, abatements, concessions or cash payments given to tenants only, however, to the extent such information is in Seller's control. Seller agrees to cooperate reasonably with Purchaser and Purchaser's representatives to facilitate Purchaser's evaluations and reports, including at least a one-year audit of the books and records of the properties.

     This offer is, of course, predicated upon the Purchaser's review and written approval of the existing leases, new leases, lease modifications (if any), all tenant correspondence, REA/OEA agreements, tenants' and guarantors' financial statements, sales figures, representations of income and expenses made by Seller, site inspection, environmental, appraisal, etc., and at least one year of audited operating statements on said property is required that qualify, comply with and can be used in a public offering.

     If this offer is acceptable, please sign the original of this letter and initial each page, keeping copies for your files and returning the original to me by January 23, 2004

The attached Rider is incorporated herein by reference, and made part hereof and will control over any conflicts or inconsistencies with the part of this Agreement that is not in the Rider.

ACCEPTED:                                                Sincerely,

By Seller:  /s/ Peter Dellaportas
          ------------------------------------------
            Peter Dellaportas, President of PSF II       INLAND REAL ESTATE
            Manager Inc, the managing member of          ACQUISITIONS, INC.
            Plaza Santa Fe II LLC                        or nominee

Date:       January 19, 2004
     -----------------------------------------------     /s/ Mark Youngman
                                                         Mark Youngman
                                                         Vice President


                                                         /s/ G. Joseph Cosenza
                                                         G. Joseph Cosenza
                                                         Vice Chairman

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                                   "EXHIBIT A"

[GRAPHIC]

                                    EXHIBIT B
                            PLAZA SANTA FE - PHASE II
                              SANTA FE, NEW MEXICO

                                                                               LEASE              LEASE
                                           ANNUAL              RENT         COMMENCEMENT        EXPIRATION      SALES
        TENANTS               S.F.        BASE RENT        PER SQ. FOOT         DATE               DATE          PSF
-----------------------------------------------------------------------------------------------------------------------
BEST BUY                      31,226        421,551.00     $      13.50     September-01       January-17
LINENS & THINGS               31,500        425,250.00     $      13.50      November-00       January-16
T.J. MAXX                     30,900        324,450.00     $      10.50      November-00       November-10
MICHAEL'S                     20,280        253,500.00     $      12.50       March-01          March-11
OLD NAVY                      20,115        251,438.00     $      12.50       March-01          March-06
PETSMART                      20,010        284,742.00     $      14.23        June-01         January-17
BORDERS                       15,501        232,515.00     $      15.00      October-02        January-18
FAMOUS FOOYWEAR                8,000        136,000.00     $      17.00      December-01       January-12
CORRAL WEST                    7,450         75,543.00     $      10.14      November-02       November-07
D&A MATRESS                    4,710         89,490.00     $      19.00       August-01         March-11
MENS WEARHOUSE                 4,539         83,972.00     $      18.50       April-04           May-08
ALLTEL                         3,932        112,612.00     $      28.64      December-01       December-08
CLOTHESTIME                    3,800         76,000.00     $      20.00       April-01          April-11
OSAKA GRILL                    6,000        150,000.00     $      25.00        June-02        September-12
FRENCH & FRENCH                3,038         69,874.00     $      23.00      November-01       November-08
PAYLESS SHOE SOURCE            2,850         57,000.00     $      20.00       April-03          March-08
H&R BLOCK                      1,900         37,050.00     $      19.50      November-02       October-07
QUIZNO'S                       1,900         37,715.00     $      19.85       April-02          April-12
LADY D BAKERY                  1,260         28,889.00     $      22.93       April-02          April-05
STATE FARM                     1,250         27,500.00     $      22.00      February-02       February-05
SUPER NAILS                    1,000         30,000.00     $      30.00      January-02         March-12
CACTUS SALON                   1,250         30,000.00     $      24.00      February-03       January-08
Totals                       222,411      3,235,091.00

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       RIDER TO LETTER AGREEMENT DATED (REVISED) 12/4/03 (WITH THIS RIDER,
   THE "AGREEMENT") FROM INLAND REAL ESTATE ACQUISITIONS (THE "PURCHASER") TO THE OWNER (THE "SELLER") OF THE SHOPPING CENTER C/K/A PLAZA SANTA FE PHASE II

RIDER #1
Anything to the contrary notwithstanding in this Agreement, the seller has informed the purchaser and the purchaser acknowledges that the seller is not the fee owner of the underlying land on which the subject shopping center is located (the "Land"). The seller is the owner of a leasehold estate on the Land created by an unsubordinated ground lease dated October 31, 1995 (as amended and assigned, the "Land Lease") with Roadrunner Trailer Lodge Partnership (the purported fee owner of the Land) as landlord (such landlord, as succeeded to be referred to as "Fee Owner"). The seller has constructed on the Land buildings with parking and related improvements (the "Shopping Center") which have been subleased for the operation of commercial businesses. Accordingly, the property subject to this Agreement is the seller's leasehold estate and the Shopping Center improvements that are owned by seller as well as any limited personal property, if any, that may be owned by seller and used for the operation of the Shopping Center; without limiting the generality of the foregoing, the sale specifically excludes any property, whether it may be considered "real" or "personal" that belongs to subtenants of the Shopping Center or other parties and not owned by the seller.

RIDER #2
The Lender's approval of the transaction contemplated by this Agreement shall also be a condition for the seller's obligations under this Agreement; if the Lender, for any reason, refuses to approve this transaction, this Agreement will be deemed automatically void. Further, the obligations of the seller and the purchaser under this Agreement are conditioned upon the following: The Fee Owner approving the purchaser as an assignee of the seller's right, title and interest under the Land Lease as provided for in the Land Lease; if the Fee Owner, for any reason, refuses to approve this transaction, this Agreement will be deemed automatically void.

It is acknowledged that the seller does not desire to abandon its right to any Non-pass-through Impounds held by the Lender, therefore, regarding the Non-Pass-through Impounds, the seller and the purchaser agree as follows: at Closing, the seller shall deposit in an escrow ("Impounds Escrow") with the title company an amount equal to the amount of the monthly Non-Pass-through Impounds required by the Loan times twenty-four (i.e. the Non-Pass-through Impound requirement for a two-year period). The amount deposited in the Impounds Escrow will be deposited in an interest bearing FDIC insured bank account (the "Impounds Escrow Account"). The Impounds Escrow shall provide that the purchaser may draw out of the Impounds Escrow Account every month one twenty-fourth (1/24th) of the total amount originally deposited as reimbursement for the Non-Pass-through Impound deposits that the purchaser will be making each month to the Lender under the Loan. Also at Closing, the purchaser shall execute a promissory note (the "Impounds Note") in an amount equal to the sum of (a) the amount deposited in the Impounds Escrow plus (b) the amount of all Non-Pass-through Impounds that are on deposit with the Lender at that time. The Impounds Note will mature on the 24th month following the date of Closing and will be payable to the seller or order. The Impounds Note will bear interest at the same rate of the Impounds Escrow Account. The Impounds Note will be guaranteed by the seller's parent company; the form and substance of the Impounds Note and the guaranty (as well as the credit-worthiness of the guarantor) will be acceptable to seller at its reasonable discretion.

RIDER #3
Regarding sections 9 and 10 of the Agreement (the provisions that mainly deal with conveyance of the Shopping Center), the seller and the purchase agree as follows, anything to the contrary in this Agreement notwithstanding; at closing, if closing occurs, to convey the subject property to the purchaser the seller will only be obligated to (a) assign its right as tenant under the Land Lease, pursuant to the provisions of the Land Lease and will sign a memorandum of assignment to be recorded with the appropriate land records of the location of the Shopping Center; and (b) assign its right as landlord (or lessor, as the case may be) in the subleases for the Shopping Center. The purchaser shall accept the assignment under the land lease as required by the Land Lease to make such assignment effective. The seller shall pay for the basic premium for the purchaser's title insurance and will reasonably cooperate, at no cost to the seller (other than an obligation to pay the premium at the Closing for the endorsements listed in section 10 of the letter portion of this Agreement), for the purchaser to obtain, at its cost, any endorsements that the purchaser may require. Under no circumstances will the seller be obligated to cure any title or survey objections that the purchaser may have. Although no credit will be given to the seller at closing for delinquent rent receivables, if such receivables are paid to the purchaser within 12 months following closing, the purchaser will promptly pay same to the seller.

RIDER #4
With respect to section 15 of the Agreement (the "holdback" provision), the seller and the purchaser agree as follows, anything to the contrary in this Agreement notwithstanding:

HOLDBACK DESCRIPTION.
The maximum possible holdback from the purchase price at the Closing will be (a) $250,800 for the "Clothstime" space (ie. the space formerly occupied by Clothstime and currently vacant) which amount is derived by multiplying the square footage of such space (3,800 square feet) by $22 per square foot (i.e. $20 psf for rent and $2 psf for "pass-throughs") and the result multiplied by 3 (i.e. a three-year period) and (b) $93,049.50 for the Men's Warehouse sublease, which amount is derived by multiplying the square footage of such space (4,539 square feet) by $20.50 per square foot (i.e. $18.50 psf for rent and $2 psf for "pass-throughs") and the result multiplied by 1 (i.e. a one-year period). Both holdbacks will be deposited in escrow with the title company at Closing, under a joint escrow agreement.

MEN'S WAREHOUSE HOLDBACK RELEASE.
It is acknowledged that the Men's Warehouse sublease is signed or about to be signed and the purchaser shall review such sublease together with the other subleases prior to Closing. If Men's Warehouse commences paying rent prior to the Closing, there will be no holdback for such space. If Men's Warehouse commences paying rent ("Men's Warehouse Commencement") after Closing, the Men's Warehouse holdback shall be released as follows: (a) in arrears, on the last day of every month (or, if applicable, part of a month) between the date of Closing and the date of the Men's Warehouse Commencement, a release(s) will be made to the purchaser at a per-diem rate of $254.93; and (b) the balance to the seller upon the Men's Warehouse

Commencement and the verification (by an estoppel certificate from such subtenant or by another manner reasonably satisfactory to the purchaser) that no amounts for tenant improvement or similar allowances are owed to such subtenant from the landlord under such sublease.

CLOTHSTIME SPACE HOLDBACK RELEASE.
With respect to the Clothstime space, for a period of three years after Closing, the seller shall have the exclusive right to lease such space; the purchaser (for purposes of this paragraph "purchaser" includes a successor owner of the Shopping Center) agrees to sign as landlord any such new sublease presented by the seller provided that it is a "triple-net" lease, at $20 psf or higher, and for a minimum 5 year term with a subtenant that is reasonably acceptable to the purchaser (a subtenant whose use violates then existing exclusives or prohibited uses in the Shopping Center will not be acceptable to the purchaser). The seller (and its agents and contractors) shall have the right and license to enter the Clothstime space to perform any tenant improvement work required under such new sublease; and the parties agree to sign any reasonable additional documents required to further and implement the agreements and understandings of this provision. All construction shall comply with all governmental agencies and shall be approved by the purchaser before commencement, but the purchaser will not withhold its approval if the approval of the governmental agencies having jurisdiction has been obtained. The Clothstime holdback shall be released as follows: (a) in arrears, on the last day of every month (or, if applicable, part of a month) between the date of Closing and the date that the Clothstime space is leased and the subtenant commences to pay rent ("New Sublease Commencement"), a release(s) will be made to the purchaser at a per-diem rate of $229.04; and
(b) the balance to the seller upon the New Sublease Commencement and the verification (by an estoppel certificate from such subtenant or by another manner reasonably satisfactory to the purchaser) that no amounts for tenant improvement or similar allowances are owed to such subtenant from the landlord under such sublease. If the New Sublease Commencement has not occurred within 3 years following the Closing date, the seller will immediately forfeit all portion of the $250,800 holdback that the seller may have been entitled to.

RIDER #5
Regarding section 17 of the Agreement (the provision that mainly deals with the "Retained Outlots" i.e. the part of the Shopping Center so identified on Exhibit A (the site plan) of this Agreement), the seller and the purchaser agree as follows, anything to the contrary in this Agreement notwithstanding: Within 15 business days following final execution and delivery of this Agreement, the seller and the purchaser will agree on a form sublease (the "Outlots Sublease") whereby the seller (or its designee) will sublease from the purchaser the Retained Outlots. The main terms for the Outlots Sublease shall be as follows:
(a) The Outlots Sublease shall be for a term and extension options identical to the remaining term and extension options of the Land Lease; (b) The tenant under the Outlots Sublease shall have the right to develop (or cause the development of) the Retained Outlots and further sublease them to third parties; any improvements to be placed on the Retained Outlots shall be constructed in accordance with applicable law, rules and regulations; (c) The rental (base rental as well as prorata share of real property taxes, common area maintenance and insurance) payable under the Outlots Sublease shall commence at the time that the development on the Retained Outlots is completed and the occupants start paying rent (except, if the county assessor provides an amount for the portion of each annual tax bill for the Land only (not the improvements of the Shopping Center), then the prorate share (based on land acreage) of the Retained Outlots for such land portion for the annual tax bill will be payable to the seller (upon request, upon presentation of the bill with appropriate back-up information) up to the time that the rent commences, as aforesaid); (d) for a period of 10 years after the time that the Retained Outlets (as developed) are 100% occupied with all occupants thereof paying rent (the "Option Period"), the landlord under the Outlets Sublease shall have the option to purchase the tenant's right in the Retained Outlots for a price equal to the base rent received from the occupants thereof divided by 10.00% ("Price"). During the Option Period, the tenant under the Outlots Sublease will have a "put" right to the landlord (i.e. the right to obligate the landlord to purchase the tenant's right in the Retained Outlots for the Price); provided, however, in order for such "put" right to be effective, the tenant under the Outlots Sublease must have obtained at an earlier date the reasonable approval of the landlord under the Outlots Sublease for the identity of the occupants on the developed Retained Outlots (it being understood however that (a) chain-store national or regional retailers or (b) occupants who land-leased a Retained Outlot and have spent their own funds to build a building thereon, will be deemed approved; provided that the uses of such occupants do not violate prohibited uses or exclusives for other occupants of the Shopping Center that are set forth in the Outlots Sublease). If the seller and the purchaser cannot agree on the form Outlots Sublease in such 15-day period, this Agreement will be terminated.

MISCELLANEOUS PROVISIONS
Anything to the contrary in this Agreement notwithstanding, (A) in no event and under no circumstances will the seller be obligated to correct any objections that the purchaser may make to the condition of the Shopping Center, including without limitation; (a) title and survey objections; (b) physical inspection of buildings and other improvements; (c) the form or substance of the Land Lease, any of the subleases, operating agreements, etc; (d) vacancies in excess of the spaces for which holdbacks were provided as set forth above; (e) the approval of the Fee Owner or of the Lender; (f) any alleged code or regulation violations for the Shopping center; and (B) if purchaser is not satisfied with any aspect of the condition of the Shopping Center, the purchaser's sole and exclusive remedy shall be to either terminate this Agreement or waive the objection and proceed with closing.

If the purchaser, its agents or consultants enter the Shopping Center for inspections and other so-called "due diligence" inquiries, they will do so in a professional manner, during business hours, without disturbing the business operations of the occupants of the Shopping Center. The purchaser agrees to and will indemnify, defend and hold the seller harmless from and against any and all liability, cost and expense (including, without limitation, reasonable attorneys' fees and costs of suit) that result from the entry on the Shopping Center of the purchaser, its agents, its contractors, or its consultants. Any and all information that the purchaser obtains on the Shopping Center (excluding, however, information that was already public knowledge without an act by the purchaser or its representatives) shall be kept confidential and will be disclosed only to such necessary representatives of the purchaser (attorneys, accountants, property managers, etc) that need to have same to assist the purchaser with the "due diligence" investigations on the Shopping Center; and the purchaser shall inform such representatives and obtain their agreement that they will also keep such information confidential. If the closing does not occur, the purchaser shall promptly return to the seller such information. The purchaser agrees that they have and will rely on their independent studies and investigations to determine whether they desire to proceed with the closing of this transaction and have not and will not rely on any representation or warranty by the seller.

If, for any reason whatsoever, the closing contemplated by this Agreement (the "Closing") has not occurred prior to April 1, 2004, this Agreement will be automatically terminated and neither party shall have any rights or obligations against the other.

SELLER:

PLAZA SANTA FE II LLC,
a New Mexico limited liability company

By:   PSF II Manager, Inc.,
      a New Mexico corporation,
      its managing member

      By: /s/ Peter Dellaportas
          ----------------------------
      Name: Peter Dellaportas
            --------------------------
      Title: President
             -------------------------


PURCHASER:

INLAND REAL ESTATE ACQUISITIONS, INC.

By: /s/ Mark Youngman
   ----------------------
Name: MARK YOUNGMAN
      -----------------------
Title: VICE PRESIDENT
      -----------------------

By: /s/ G. Joseph Cosenza
   ----------------------
NAME: G. Joseph Cosenza
      -------------------
TITLE: President
      -------------------

                                  BILL OF SALE

Know All Men By These Presents, that in consideration of the sum of Ten Dollars and other valuable consideration, the receipt of which is hereby acknowledged, PLAZA SANTA FE II LLC, a New Mexico limited liability company does Grant, Sell, Transfer, and Deliver unto INLAND WESTERN SANTA FE, L.L.C., a Delaware limited liability company, the following goods and chattels, viz.;

All personal property owned by the said grantor, if any, located in and used in connection with the operation of that certain shopping center located on the real property legally described as

Tracts A-l and A-2, all as shown on plat of survey entitled "Dedication Plat & Land Split Tracts A-l and A-2, Plaza Santa Fe Phase 2, Santa Fe New Mexico, March 2000" filed for record as Document Number 1123,597, appearing in Plat Book 449 at page 27, records of Santa Fe County, New Mexico

Grantor states that it believes that there is no personal property owned by grantor on the above-described real property and used in connection with the operation of such real property, however, this conveyance is made to indicate grantor's intent that if such personal property exists, it is transferred to grantee.

To Have And To Hold, all and singular, the said goods and chattels, forever; and the said grantor hereby covenant with the said grantee that it is the lawful owner of the said goods and chattels; that they are free from all encumbrances; that it has good right to sell the same as aforesaid. Except as herein stated, the personal property hereby transferred is transferred in an As-Is, Where-Is condition, With All Faults and the said grantor makes no representation or warranty for such property's condition including, without limitation, merchantability or fitness of purpose.

In Witness Whereof, the said grantor has hereunto set its hands this 31st day of May, 2004.


                         PLAZA SANTA FE II LLC,
                         a New Mexico limited liability company

                         By:   PSF II Manager, Inc., a New Mexico corporation,
                         Its:  Manager

                               By: /s/ Peter Dellaportas
                                   -------------------------------------
                               Its: President
                                    ------------------------------------